ASSIGNMENT OF
          DEVELOPMENT FINANCING AND LEASING COMMITMENT

      THIS ASSIGNMENT made and entered into this 10th day of November, 2003, by and between AEI FUND MANAGEMENT, INC., a
Minnesota corporation, ("Assignor") and AEI INCOME & GROWTH  FUND
25 LLC, a Delaware limited liability company ("Assignee");

     WITNESSETH, that:

      WHEREAS, on the 30th day of September, 2003, Assignor entered into a Development Financing and Leasing Commitment ("the Commitment") for that certain property located at 8500 N. Prairie View, Kansas, City, MO (the "Property") with SWH Corporation., as Lessee; and

      WHEREAS, Assignor desires to assign an undivided fifty percent (50.0%) of its rights, title and interest in, to and under the Commitment to Assignee as hereinafter provided;

      NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Commitment to Assignee, to have and to hold the same unto the Assignee, its successors and assigns;

     2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Commitment to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Commitment.

All other terms and conditions of the Commitment shall remain unchanged and continue in full force and effect.

AEI FUND MANAGEMENT, INC.
("Assignor")

By:/s/ Robert P Johnson
       Robert P. Johnson, its President

AEI INCOME & GROWTH FUND 25 LLC ("Assignee")

BY: AEI FUND MANAGEMENT XXI, INC.

By:/s/ Robert P Johnson
       Robert P. Johnson, its President




          DEVELOPMENT FINANCING AND LEASING COMMITMENT
                       (the "Commitment")
                                          September 30, 2003

     AEI Fund Management, Inc., or its assigns, ("AEI"), agrees to purchase, and you, SWH Corporation ("Lessee"), agree to sell to and simultaneously lease from AEI, a parcel of land in the City of Kansas City, Platte County, Missouri, legally described on Exhibit "A" attached hereto (together with the "Improvements" as defined below, the "Parcel"), with the understanding that the building, site improvements, fixtures, HVAC, non-trade fixture items financed by AEI, constituting a Mimi's Cafe restaurant (the "Improvements") is to be developed by you on the Parcel after AEI's purchase of the Parcel from the party with whom you have a binding purchase agreement ("Seller"), which Parcel's development and lease will be subject to the provisions and conditions herein contained:

A.   LESSEE

Lessee Name:   SWH Corporation
               17852 E 17th Street, Suite 108
               Tustin, CA  92780

                                   Phone:         714-544-4826
                                   Facsimile:     714-734-5970

 B.  ACQUISITION OF PARCEL

     This Commitment is contingent upon AEI's purchase of the Parcel from Seller (as defined below), pursuant to an assignment to AEI of the purchaser's interest in a Purchase and Sale Agreement ("Purchase Agreement") dated August 19, 2003 by and between Lessee and Zona Rosa Development, LLC ("Seller"). Said purchase agreement and assignment shall be in a form and substance reasonably satisfactory to AEI. The assignment of the purchase agreement to AEI would not be effective until the Closing Date, defined in Article D.2.

C.   FEES AND COSTS

     1. A commitment fee of $22,000, equal to One percent (1.0%) of the "Land and Hard Costs" shown on Exhibit "B" (the "Commitment Fee"), will be payable by Lessee to AEI upon the signing and delivery of this Commitment by Lessee to AEI. Lessee's estimate of the total project cost that will be incurred to acquire the land and complete the Improvements, is set forth on Exhibit "B" ("Estimated Total Project Cost"). A complete and accurate Total Project Cost Budget shall be submitted by Lessee and approved by AEI and attached to the Development Financing Agreement (as set forth below) between Lessee and AEI as a condition precedent to AEI's obligations hereunder. AEI shall fund up $2,200,000 of the Total Project Cost. AEI shall purchase the Parcel and thereafter AEI shall fund all hard construction costs for completion of the Improvements up to the aggregate AEI funding amount of $2,200,000. Lessee shall thereafter fund the difference between $2,200,000 and the Total Project Cost Budget ("Lessee Equity Contribution"). Lessee Equity Contributions shall not give Lessee any ownership interest in any of the real property fixtures or Improvements paid for with such contributions.

          Subject to Article L hereof, the Commitment Fee shall be considered earned upon AEI's execution and delivery of this Commitment to Lessee.

     2. All outstanding real estate taxes, and levied and pending special assessments, due and payable prior to the Closing Date, as defined in Article D.2 hereof, or assessed for the year in which closing shall occur, if due and payable in the year in which closing shall occur, shall be paid by Seller or Lessee in full at or prior to the Closing Date (pro-rated in the Seller's Purchase Agreement for the Parcel as of the Closing
          Date).

     3. Lessee shall pay all expenses incident to the Closing and necessary to comply with the requirements herein, as consistent with this Commitment, including AEI's legal costs incurred by AEI (capped at $5,000) and reimburseable to Lessee in such amounts as agreed to by AEI as set forth on the Estimated Total Project Cost Budget, to be agreed upon between the parties in connection with the Development Financing Agreement, and itemized substantially in the form as set forth on Exhibit B .

     4. AEI shall permit Lessee to construct the Improvements on the Parcel owned by AEI, according to the plans and specifications submitted to AEI, and pursuant to a construction contract between Lessee and its contractor ("General Contractor"), a copy of which shall be provided in advance of the Closing Date to AEI. Subject to the terms of the Development Financing Agreement, to be negotiated between the parties, funds will be advanced for the construction of the Improvements, capped by the limitations set forth below (the "Development Financing").

          The portion of the Actual Total Project Cost (defined in Article D.1 hereof) to be funded by AEI, shall not exceed the lesser of $2,200,000, or the approved MAI appraised value. Provided, however, that the Development Financing Agreement shall provide that upon uncured default by Lessee (after the expiration of applicable notice and cure periods), in order to complete the Improvements, AEI may fund up to $3,000,000 in Development Financing for which Lessee shall be responsible under the terms of the Development Financing Agreement.



 D.       CLOSING TERMS

     1. Actual Total Project Cost: The portion of the Actual Total Project Cost to be funded by AEI as set forth in paragraph C(4) above will include only all verifiable project costs actually incurred, either as part of the Estimated Total Project Cost Budget, or subsequently (the "Actual Total Project Cost"), being those costs described on Exhibit "B" attached hereto.

     2. Closing Date: The closing date for AEI's purchase of the Parcel from Seller and the commencement of the Lease described in Article F. hereof shall coincide with the date set forth in the Purchase Agreement whereby Lessee and Seller are obligated to close escrow (the "Closing Date"), provided, AEI shall not be obligated to close until after delivery and approval of all of the items contemplated hereunder including, but not limited to, the execution of the documents described in Article H. hereof. If Lessee has not performed under this Commitment by April 1, 2004, this Commitment shall be null and void at the option of AEI. In the event Lessee requests an extension of this Commitment, and said extension is approved by AEI in its sole discretion, a written addendum to this Commitment shall be required.

     3. Closing Agent: The closing contemplated hereunder shall be handled by LandAmerica National Commercial Services, 1850 North Central Ave., Suite 300, Phoenix, Arizona 85004, Attn: Escrow No. X03-28492 ("Escrowee"), acting under instructions from Lessee's and AEI's counsel.

     4. This Commitment shall not be assignable by Lessee without AEI's prior written approval, by law, or otherwise, but may be assigned by AEI at its option, in whole or in part, in such manner as AEI may determine, to an affiliate or affiliates of AEI. Notwithstanding the foregoing, at Lessee's option, and upon Lessee's request, AEI shall consent to the assignment of this Commitment by Lessee to a wholly-owned subsidiary of Lessee formed by Lessee for the purpose of operating Lessee's restaurants within the State of Missouri. If this Commitment shall be so assigned, Lessee shall agree to be a Guarantor of the Development Financing Agreement and of the Lease.

     5. Parcel Inspection: As a condition precedent to AEI's obligations hereunder, the Parcel shall be inspected and approved by AEI. AEI shall be paid a $2,000 Site Inspection Fee to be paid upon return of this signed Commitment by Lessee.

     6. As a condition precedent to closing on AEI's acquisition of the Parcel and AEI's first disbursement for the Development Financing, the supporting documentation listed below must be submitted to AEI not less than ten (10) business days prior to the Closing Date, in form and content satisfactory to AEI and its counsel:

          a. Lessee is to furnish AEI with an acceptable cost breakdown itemizing estimated construction costs, including, but not limited to, land acquisition, building and landscaping construction costs, reflected on an Estimated Total Project Cost Budget;

          b. The Lessee shall submit to AEI current financial statements as described on Exhibit "C".

          c. The Lessee shall furnish a commitment for an ALTA Owner's Policy of Title Insurance insuring marketable title in the Parcel, subject only to such matters as AEI may approve and excluding exceptions for mechanic's liens, survey and parties in possession (the "Title Commitment") The policy shall be issued by the national office of Lawyer's Title Insurance Corporation (the "Title Company") and shall contain such endorsements as AEI may require including, a future disbursements endorsement up to the Estimated Total Project Cost, an extended coverage endorsement, creditor's rights endorsement, and an owners comprehensive coverage endorsement. The Title Commitment shall list Seller as the present fee owner and should show AEI as the fee owner to be insured. The Title Commitment shall also include an itemization of all outstanding and pending special assessments or should state that there are none, if such is the case, and state the manner in which any outstanding assessments are payable, that is, whether they are payable in monthly or yearly installments, setting forth the amount of each such installment and its duration. The Title Commitment shall also include an itemization of taxes affecting the Parcel and the tax year to which they relate; should state whether taxes are current and, if not, shall show the amounts unpaid, the tax parcel numbers, and whether the tax parcel includes property other than the Parcel to be purchased. All easements, restrictions, documents, and other items affecting title should be listed in Schedule "B" of the Title Commitment. COPIES OF ALL INSTRUMENTS CREATING SUCH EXCEPTIONS MUST BE ATTACHED TO THE TITLE COMMITMENT. During construction of the Improvements, AEI is to be furnished with down-date endorsements to the owner's title insurance policy with continuing affirmative mechanic's lien coverage pursuant to acceptable endorsements increasing coverage to the aggregate of all disbursements made by AEI to the date thereof.

          d. AEI is to be furnished with a policy of builder's risk insurance by Lessee, as well as public liability coverage, hazard insurance,and workman's compensation coverage by the General Contractor, all in such amounts and placed with such companies as may be reasonably acceptable to AEI, in accordance with the Instructions to Insurance Agent set forth on Exhibit "D-1" attached hereto. In addition, AEI shall be furnished with reasonably satisfactory flood and earthquake insurance, unless reasonably satisfactory evidence is given that the Parcel is not located within a federally designated flood plain area or is above the applicable 100 year flood plain level, and not in a federally designated earthquake prone area or is not in an ISO High Risk Earthquake Zone respectively.

                     All  policies  of  insurance  must  name  as
               additional named insureds: AEI or its specific assigns and the Corporate General Partners of AEI and of said assignee, and Robert P. Johnson, as the Individual General Partner of said assignee, and Lessee as insured or additional insured, as their respective interests may appear, and shall provide that the policies cannot be canceled without thirty (30) days written notice to the parties. In addition, all policies shall contain endorsements by the respective insurance companies waiving all rights of subrogation, if any, against the parties named as insured or additional insured. All insurance companies must be approved in writing by AEI. No closing will occur without all insurance policies completed and in place.

          e. Preliminary survey acceptable to AEI prepared by a licensed surveyor, complying with the guidelines set forth on Exhibit "E-1" attached hereto.

          f.   Final    plans   and   specifications   for    the
               Improvements   upon   which   construction   shall
               commence, prepared by an architect or engineer reasonably acceptable to AEI.

          g. A soils report prepared by an engineer reasonably acceptable to AEI.

          h. Appraisal of the Parcel by an independent MAI appraiser acceptable to AEI at the expense of Lessee (AEI shall make the initial attempts to obtain such appraisal in a form satisfactory to
               AEI).

          i. AEI shall procure (with Lessee's cooperation) a letter from the appropriate officer of the municipality or county exercising land use control over the Parcel (if it is the policy of such municipality or county to issue such a letter) stating: (a) the zoning code affecting the Parcel; (b) that the Parcel and its intended use complies with such zoning code, city ordinances and building and use restrictions; (c) that there are no variances, conditional use permits or special use permits required for use of the Improvements on the Parcel, or if such permits are required, specifying the existence of same and their terms, and (d) that the Parcel complies with the platting ordinances affecting them and can be conveyed without the requirement of a plat or replat of the Parcel. If the Parcel falls within any subdivision rules or regulations, evidence of compliance with such subdivision regulations, or waiver of the same by the appropriate officials, is required.

          j. AEI shall procure (with Lessee's cooperation) written advice from all proper public utilities and municipal authorities, that utility services are available to the Parcel for gas, electricity, telephone, water and sewer. Lessee shall provide AEI a copy of Lessee's site investigation report for the Parcel.

          k.   Copy  (which is acceptable if transmitted  to  AEI
               via   telecopier)  of  the  building  permit   for
               construction of the Improvements on the Parcel.

          l. Copies of all construction contracts or accepted bid(s) constituting the same.

          m. Copy of architect's contract or letter agreement constituting the same, to be collaterally assigned to AEI during the construction of the Improvements contemplated for the Parcel; AEI understands that the architect's costs are not being funded by AEI, but AEI shall have an enforceable right to engage the Architect at Lessee's expense to complete the Improvements in the event of default by Lessee.

          n. Copy of purchase agreement for the land between Lessee and Seller and all amendments and assignments of said purchase agreement, including the assignment of the purchase agreement to AEI.

          o.   Photographs of all sides of the Parcel.

          p. To the extent not already furnished to AEI in connection with previous transactions between Lessee and AEI, copies of the Articles of Formation or Incorporation, By-Laws (and/or Operating or Membership Agreement) and Good Standing Certificate for the Lessee and any Corporate or Partnership Guarantor, and at closing, Lessee and Guarantors shall deliver the certificate of the corporate secretary that the documents previously supplied to Lessor remain in full force and effect. Such certificate shall be delivered at closing together with all other documents AEI deems necessary to support the authority of the persons executing any documents on behalf of the corporation, including encumbancy certificates and corporate resolutions of the directors and shareholders (or of the Partnership, including resolution of the partners).



          q. UCC searches on Seller and Lessee from the offices of the Secretary of State and the county recorder for the state and county in which the Parcel is located.

          r. Reliance letter in favor of AEI allowing AEI to rely upon that certain Phase I Environmental Assessment Report prepared by Kingston Environmental Services, dated January 2002, which Report AEI has reviewed and approved for its purposes .

At closing, Lessee shall deliver:

          s.   Executed documents described in Article H. hereof.


     7. At the completion of construction of the Improvements on the Parcel and prior to the Final Disbursement of the Development Financing, Lessee shall deliver the following documents to AEI:

          a. Certificate of Completion executed by the Project Architect having inspected the Parcel during the course of construction, and executed by the General Contractor. Said Certificate shall be in a form reasonably satisfactory to AEI, and substantially similar to the form previously delivered by Lessee in prior transactions with Lessor or its affiliates.

          b.   Certificate of Occupancy.

          c. Copies of all necessary permits and licenses of any governmental body or authority which are necessary to permit the use and occupancy of the Improvements on the Parcel, specifically including, but not limited to, liquor licenses.

          d.   Certified  cost  statement  itemizing  the  Actual
               Total  Project  Costs signed  by  the  Lessee  and
               related   documentation  supporting  said  project
               costs.

          e. Insurance policies issued by companies reasonably acceptable to AEI for coverage as required by the lease, with AEI named as additional named insured, complying with the guidelines set forth on Exhibit "D-2" attached hereto.

          f. As-built survey, complying with the requirements of Exhibit "E-2" attached hereto.

          g.   Final date-down endorsement to title policy.

          h.   Final  draw  documentation  as  required  by   the
               development  financing documentation described  in
               Article E. hereof.

          i.   Estoppel from Lessee.

          j. Lease amendment setting forth the second full lease year's commencement date, the rent for the remainder of the term and terminating the Development Financing Agreement (as described in Article E. hereof).

E.   DEVELOPMENT FINANCING TERMS

     Disbursements for construction of the Improvements, the Development Financing, will be made in accordance with the provisions of the Development Financing Agreement and Development Financing Disbursement Agreement to be negotiated between the parties prior to the closing date, in form and substance reasonably satisfactory to AEI, which forms shall be deemed to be reasonable if used by AEI with like parties similar in credit and size to Lessee.

F.   LEASE TERMS

     The Lease, in the form to be agreed upon between the parties hereto prior to the Closing Date (in form and substance reasonably satisfactory to AEI, which forms shall be deemed to be reasonable if used by AEI with like parties similar in credit and size to Lessee), will be executed and delivered by AEI and Lessee at Closing, to include the following terms (as further defined in the Lease or Development Financing Agreement):

     1.   Base Rent:

          a. Annual rent on the Disbursed Funds from date of disbursement through the Rental Modification Date
               (absent default by Lessee): Six percent (6%).

          b. Initial Annual Rent as a Percentage of Actual Total Project Cost from the Rental Modification Date or the Final Disbursement Date (as both are defined in the Development Financing Agreement): Nine and one-quarter percent (9.25%). Rent shall be payable in advance of the first day of each month in equal monthly installments.

          c. After the Final Disbursement of Development Financing Proceeds, Annual Rent shall increase at the beginning of the Sixth Lease Year and every Fifth Lease Year thereafter by the lesser of Ten Percent (10%) of the Rent payable for the prior Lease Year, or two times the CPI increase for such five year periods.


     2.   Initial  Lease  Term:  Twenty   (20)  years  plus   the
          Development   Financing  Period  set   forth   in   the
          Development Financing Agreement.

     3. Renewal Terms: Three (3) terms of five (5) years each with rent increases as set forth above in Article
          F.1.c.

     4.   Type   of Use:   Mimi's Cafe restaurant or other  trade
          name used by Lessee.

     5. Lease effective date: The Lease shall be effective as of the Closing Date.

     6. Lessee's Right of Assignment: The Lease shall not be assignable by Lessee until after the Final Disbursement Date, and then only in accordance with the terms of the Lease. However, after the Final Disbursement Date, the Lease shall provide that Lessee may assign its interest under the following conditions:

          Except as hereinafter expressly provided, Lessee shall not assign or sublet all or any part of this Lease or Lessee's interest in the Leased Premises (collectively called "Transfer") without first procuring the written consent of the Lessor. The foregoing notwithstanding, none of the following events shall be deemed a Transfer hereunder: (i) the assignment of the Lease or sublease of the Premises to Lessee's subsidiary, parent or affiliate, (ii) the sale of a majority of Lessee's stores  in  Missouri  to a major national  or  regional
          restaurant operator meeting the criteria set forth below addressing where Lessor shall agree to consent to a transfer of Lessee's interest, (iii) the assignment of this Lease or sublease of the Premises to a successor corporation as a result of a merger or consolidation with another company, and (iv) the assignment of the Lease or sublease of the Premises to a corporation the stock of which is registered for public sale with the United States Securities Exchange Commission and whose asset base is substantially similar to, or greater than, Lessee; provided that within fifteen (15) days after the effective date of any such events (i) through (iv) the assignee or sublessee executes and delivers to Lessor an instrument containing an express assumption of all of Lessee's obligations under this Lease and delivers to Lessor the written affirmation of Lessee's continuing liability under the Lease.

          Lessor agrees to consent to any proposed assignment or sublease requiring the Lessor's prior written consent, where each of the following criteria is reasonably satisfied:


          (a) the transferee has not less than five (5) other operating, Strong Regional or Nationally Known Brand Name Chain Restaurants (as defined below), each producing annual sales above $2.1 million for the preceding three years;

          (b) the transferee has"Net Worth" of not less than one million dollars ($1,000,000);

          (c) the transferee has not less than five (5) years experience in Strong Regional or Nationally Known Brand Name Chain Restaurant operations. The term "Strong Regional or Nationally Known Brand Name Chain Restaurants" shall mean a chain of a minimum of 50 restaurants with common set standards for (i) building design and appearance, (ii) building maintenance and repairs, (iii) operational procedures, and (iv) store marketing. The chain is to derive substantially all of its revenue from the operations of full service casual dining restaurants; and

          (d) Lessee is not in default of this Lease beyond any applicable cure period.

G.   GUARANTOR(S) OF LEASE AND DEVELOPMENT FINANCING AGREEMENT

     Not Applicable unless Lessee shall assign this Commitment, in which case Lessee shall be a Guarantor of the Lease and Development Financing Agreement.

H.   DOCUMENTS

     The documents listed below shall be prepared by AEI's counsel in accordance with the terms hereof and executed at, or prior to, the Closing Date in form and substance satisfactory to AEI:

     1.        Development Financing Agreement;

     2.        Development Financing Disbursement Agreement;

     3.        Assignment of purchase agreement for the land;

     4. Collateral Assignments of construction contracts or accepted bids in lieu thereof and architect's contract, and consents thereto signed by the Contractor and Architect, respectively.

     5.        Net Lease Agreement;

     6.        Affidavit of Lessee;

     7.        Hazardous  Substances
               Indemnification   Agreement    of    Lessee    and
               Guarantors;

     8.        FIRPTA Affidavit of Seller;

     9. Guaranties of Development Financing Agreement (if applicable);

     10.       Guaranty of Lease (if applicable);

     Lessee's   counsel  shall  submit  to  AEI's  counsel,   the
     following, within 5 business days prior to closing:

     Attorney's Opinion Letter to be given by Lessee's internal and outside counsel necessarily familiar with the conduct of Lessee's business and the jurisdiction in which the Parcel is situated to render such opinion, as to the enforceability of the Lease and compliance of the Lease with local law and due authority of the signatures, in a form and substance reasonably satisfactory to AEI. Such form of opinion shall be satisfactory if reasonably similar in form and content (except as to matters and documents particular to this transaction) to opinions previously delivered to AEI or its affiliates by similarly situated Lessees;

     A copy of the proposed warranty deed and opinions to AEI's counsel for its review and approval prior to closing and such other documents as the Title Company deems necessary for the terms contemplated hereunder in accordance with the provisions of this Commitment.

I.   FAIR CREDIT REPORTING ACT

     Lessee warrants that all credit information submitted is true and correct, and authorizes AEI to make credit investigations and obtain credit reports and other financial information, written or oral, respecting Lessee's credit and financial positions, as it may deem necessary or expedient at Lessee's cost and expense (to be capped at $1,000.)

J.   INTERPRETATION

     This Commitment and the terms of the transaction contemplated to be made in conformity herewith, shall be construed in accordance with all applicable governmental regulations and in accordance with the laws of the state where the Parcel is located.

K.   CERTIFICATION

     Lessee hereby certifies that:

     1. It has no actions or proceedings pending, which would materially affect the Parcel or Lessee, except matters fully covered by insurance;

     2. The consummation of the transactions contemplated hereby, and the performance of this Commitment and the delivery of the Lease and other security and credit instruments contemplated hereunder, will not result in any material breach of, or constitute a material default under, any indenture, bank loan or credit agreement, or other instruments to which Lessee is a party or by which Lessee may be bound or affected, which breach or default would have a material adverse effect on Lessee's performance under this Commitment;

     3.   All    of    Lessee's   covenants,   agreements,    and
          representations made herein, and in any and all documents which may be delivered pursuant hereto, shall survive the delivery to AEI of the Lease and other documents furnished in accordance herewith, for one year from the Final Disbursement Date, and the provisions  hereof  shall continue to  inure  for  such
          period  to  AEI's  benefit,  and  its  successors   and
          assigns;

     4.   The   Parcel   is   in  good  condition,  substantially
          undamaged by fire and other hazards, and has not been made the subject of any condemnation proceeding.

L.   TERMINATION

     This Commitment may be terminated in writing prior to closing at AEI's option in such manner as AEI may reasonably determine, if: 1) Lessee fails to comply with any of the material terms hereof, including but not limited to, obtaining AEI's approval of the documents listed in Article
     D.6. hereof, and does not satisfactorily cure the same on or before the Closing Date; 2) a material default exists in any financial obligation of Lessee which would have a material adverse effect on Lessee's performance under this Commitment; 3) any representation made in any submission
     proves   to  be  materially  untrue,  materially  false   or
     misleading, at any time prior to the Closing Date which would have a material adverse effect on Lessee's performance under this Commitment; 4) there has been a material adverse change in the financial condition of Lessee or there shall be a material action, suit or proceeding pending or threatened against Lessee which would have a material adverse effect on Lessee's performance under this Commitment; 5) any bankruptcy, reorganization, insolvency, withdrawal, or similar proceeding is instituted by or against Lessee and such proceeding is not removed prior to Closing; 6) Seller's financial condition gives rise to a commercially reasonable risk that the transaction contemplated hereby constitutes a fraudulent conveyance subject to attack by Seller's creditors. In any of the foregoing events (1) through (5), the Commitment Fee shall be retained by AEI. In the foregoing event (6), the
     Commitment Fee shall be returned to Lessee, less the itemized, actual, third party costs then expended by AEI in furtherance of this Commitment.

     In the event Lessee and AEI do not reach mutual agreement prior to the Initial Disbursement of Funds on the documents contemplated to be executed by either party hereunder, by delivery of written notice to the other party, this Commitment may be terminated at the option of either party.

     AEI and Lessee acknowledge the unique nature of the Parcel and agree that the mutual remedies of any party hereunder shall be limited to the liquidated damages in the amount of either the return of the Commitment Fee to Lessee or retention of the Commitment Fee by AEI; provided, however, if Lessee shall refuse to close (and being without right to terminate this Commitment as otherwise set forth herein) and shall not occupy the Parcel, even though AEI shall be ready, willing, and able to do so, AEI shall as its sole remedy retain the entire Commitment Fee and Lessee shall pay AEI the amount of $100,000 as liquidated damages.

N.   AMENDMENT OR WAIVER

     Neither this Commitment nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and in the case of AEI, signed by Robert P. Johnson, President of AEI, or his designee in writing signed by Mr. Johnson authorizing such other party to execute a specific change, waiver, discharge or termination instrument on behalf of AEI.

O.   FEES AND COSTS

     As a condition hereof, Lessee agrees to pay the fees of AEI's counsel (capped at $5,000), all out of pocket costs and expenses reasonably incurred by AEI, as well as all title and escrow charges, the cost of issuance of interim title certifications, recording and release fees and all other costs incurred in connection with the transaction contemplated hereunder.

 P.  ADVERTISING

     During construction, AEI may place a sign on the Parcel at a location to be determined by Lessee in its reasonable discretion, specifying that it is participating in the financing on the Parcel, to the extent permitted by law or private covenant, condition, or agreement affecting the Project. Further, AEI may publicize the financing and may include in publicity releases, if applicable, the names of Lessee's corporate officers, principals, and a general description of the Parcel, occupancy and rentals.

Q.   EXPIRATION

     This Commitment must be executed and returned to AEI no later than October 10, 2003 for the terms to be effective.




        AEI Fund Management, Inc.

        By: /s/ Robert P Johnson
                Robert P. Johnson, President




This Commitment is accepted and agreed to this 3rd day of October, 2003. I authorize the release of any information deemed necessary by AEI to verify any and all information supplied to AEI. Lessee shall hold AEI harmless for any damages arising from verification of said information.


(Lessee)       SWH Corporation


               By:/s/ Edward T Bartholemy  Edward Bartholemy
                                        [Print Name of Signatory]
               Its:   Treasurer




                           EXHIBIT "A"

                        LEGAL DESCRIPTION

To be provided by Lessee and verified by Lawyer's Title Insurance
                           Corporation


A tract of land in the Northwest Quarter of Section 12, Township 51, Range 34, Kansas City, Platte County, Missouri, being bounded and described as follows: Commencing at the Southwest corner of said Northeast Quarter; thence North 0 10 15 East, along the West line of said Northeast Quarter, 947.77 feet; thence South 89 49 45 East, 2066.39 feet to the True Point of Beginning of the tract to be herein described; thence North 90 00 00 East, 136.25 feet; thence North 0 00 00 West, 13.40 feet; thence North 90 0 00 East,
182.00 feet; thence South 0 00 00 East, 32.19 feet; thence North 89 24 10 East, 32.19 feet to a point on the Westerly Right-of-Way line of Interstate Route 29, as established by Book 909 at Page 230, in the office of Recorder of Deeds in Platte County, Missouri; thence Southerly, along said westerly right-of-way line, on a course to the left, having an initial tangent bearing of South 0 35 44 East, a radius of 990.00 feet, a central angle of 08 43 47, an arc distance of 150.84 feet; thence North 90 00 00 West 229.91 feet; thence North 0 00 00 West, 5.50 feet; thence North 90 00 00 West, 133.92 feet; thence North 0 00 00 East,
163.52 feet to the True Point of Beginning.